Exhibit 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal Year 2020 Results

WUHAN, China, March 30, 2021 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2020.

Fourth Quarter 2020 Highlights

•	Net sales rose 26.4% to $146.5 million from $115.9 million in the fourth quarter of 2019
•	Gross profit increased 35.7% to $22.8 million from $16.8 million in the fourth quarter of 2019; gross margin increased to 15.6% compared with 14.5% in the fourth quarter of 2019
•	An increase in general and administrative expenses was primarily due to a one-time, non-recurring $6.4 million expected credit loss provision related to the bankruptcy and reorganization proceedings of the Company’s customer, Brilliance Auto
•	Net loss attributable to parent company's common shareholders was $3.2 million, or diluted loss per share of $0.10, compared to net income of $1.7 million, or diluted income per share of $0.06, in the fourth quarter of 2019. Included in the net loss for the fourth quarter of 2020 was a non-recurring $4.5 million expected credit loss provision, net of minority interests.

Fiscal Year 2020 Highlights

•	Net sales were $417.6 million compared to $431.4 million in 2019
•	Net loss attributable to parent company's common shareholders was $5.0 million in 2020 compared to net income attributable to parent company's common shareholders of $10.0 million in 2019. Included in the net loss for the 2020 year was a $6.4 million one-time, non-recurring expected credit loss provision for all outstanding account and notes receivables related to the bankruptcy and reorganization of its customer, Brilliance Auto
•	Cash and cash equivalents, pledged cash and short-term investments were $138.2 million as of December 31, 2020
•	Net cash flow provided by operating activities was $57.4 million in 2020 compared to $30.3 million for 2019
•	Approximately 322,269 shares of common stock were repurchased during 2020.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "The automobile industry in China suffered in the first half of 2020 due to the COVID-19 pandemic. Nevertheless, with a strong rebound beginning in the late second quarter, the world’s largest auto market staged a remarkable comeback with total annual automobile sales down only 1.9% for the full year 2020. Passenger vehicles sales declined by 6.0% year-over-year while the commercial vehicle market achieved an 18.7% year-over-year growth including a 21.7% increase in truck sales due to higher infrastructure spending and the introduction of a new emission standard. We have participated in the commercial vehicle growth as we registered a record monthly sales of 70,000 units of commercial vehicle steering systems in November alone. Our growth in the Chinese commercial vehicle market remains strong in early 2021. We continued to maintain strong relationships with our large North American OEMs and in South America and believe 2021 will be an even better year.”

“New energy vehicle (NEV) sales in China grew by approximately 11.0% to nearly 1.4 million vehicles in 2020 and the government's target is to have NEVs account for 20% of auto sales by 2025. We shipped over 120,000 units of our electric power steering (“EPS”) for Chinese new energy vehicles. The major Chinese OEMs used our EPS products in 2020, including Great Wall Motors, Chery Automobile, BAIC, JAC Motors and Dongfeng Motor as well as emerging full-electric vehicle OEM Hozon Motors, which laid a solid foundation for our EPS products to gain greater market share in China.”

“We continue to emphasize new technologies and products. To improve penetration into the Chinese new energy vehicle space, our Henglong KYB joint venture is further advancing our EPS technology to better empower the Chinese electric vehicle market. And our Hyoseong (Wuhan) joint venture with Hyoseong Electric Co. Ltd. began manufacturing small electric motors which will further improve the capabilities of our EPS to address the needs of electric vehicles. To embrace the future of autonomous-driven commercial vehicles, our proprietarily designed intelligent RCB steering systems ("iRCB") are being mass-produced and undergoing testing, and they have drawn interest from a list of large Chinese OEMs,” Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, “Despite of pandemic induced challenges, we increased our cash flow from operations by almost 90% in 2020 compared with 2019. We continued to maintain our financial strength as we increased our cash, cash equivalent and short-term investments, and controlled inventory and receivable levels. During 2020, we purchased 322,269 of our common shares in the public market to enhance our shareholder value.”

Fourth Quarter of 2020

Net sales increased by 26.4% to $146.5 million in the fourth quarter of 2020 compared to $115.9 million in the same quarter of 2019. The net sales increase was mainly due to a change in the product mix and higher demand for Chinese domestic-branded automobiles in the fourth quarter of 2020 compared with the fourth quarter of 2019.

Gross profit rose by 35.7% to $22.8 million compared to $16.8 million in the fourth quarter of 2019. Gross margin in the fourth quarter of 2020 was 15.6% compared to 14.5% in the fourth quarter of 2019. The increase in gross profit and gross margin was primarily due to higher volume of sales, a change in the product mix and reduced costs compared with the fourth quarter of 2019.

Gain on other sales was $1.4 million, compared to $0.2 million in the fourth quarter of 2019.

Selling expenses were $5.6 million compared to $3.8 million in the fourth quarter of 2019. Selling expenses represented 3.8% of net sales in the fourth quarter of 2020 compared to 3.3% in the fourth quarter of 2019.

General and administrative expenses ("G&A expenses") were $14.3 million compared to $6.5 million in the fourth quarter of 2019. G&A expenses represented 9.8% of net sales in the fourth quarter of 2020 compared to 5.6% of net sales in the fourth quarter of 2019. The significantly higher G&A expenses in the fourth quarter were mainly attributable to a one-time, non-recurring expected credit loss provision of $6.4 million related to Brilliance Auto’s bankruptcy reorganization proceeding. Based upon conservative accounting practices, this charge, although non-cash in nature, accounted for all of the outstanding account receivables and note receivables from Brilliance Auto. The Company continues to work with Brilliance Auto on the receivables collection.

Research and development expenses ("R&D expenses") were $8.3 million compared to $8.6 million in the fourth quarter of 2019. R&D expenses represented 5.7% of net sales in the fourth quarter of 2020 compared to 7.4% in the fourth quarter of 2019.

Loss from operations was $4.0 million in the fourth quarter of 2020 compared with a loss from operations of $1.9 million in the fourth quarter of 2019. The higher loss was mainly due to the one-time, non-recurring expected loss provision related to Brilliance Auto’s bankruptcy reorganization proceeding.

Interest expense was $0.4 million in the fourth quarter of 2020, compared to $0.9 million in the fourth quarter of 2019.

Net loss attributable to parent company's common shareholders was $3.2 million in the fourth quarter of 2020 compared to net income attributable to parent company's common shareholders of $1.7 million in the fourth quarter of 2019. The net loss in the fourth quarter of 2020 was mainly due to a one-time, non-recurring $4.5 million expected credit loss provision for Brilliance Auto, net of minority interests. Diluted loss per share was $0.10 in the fourth quarter of 2020 compared to diluted income per share of $0.06 in the fourth quarter of 2019.

The weighted average number of diluted common shares outstanding was 31,077,196 in the fourth quarter of 2020 compared to 31,333,740 in the fourth quarter of 2019.

Fiscal Year 2020

Net sales decreased by 3.2% to $417.6 million in 2020 compared to $431.4 million in 2019. The decrease was mainly due to a 27.1% decrease in net sales in the first half of 2020 due to the COVID-19 pandemic’s impact on automobile sales in China and North America. In 2020, sales of hydraulic products increased 1.9% while total EPS systems declined by 24.8%. EPS sales represented 14.8% of total revenue in 2020 compared with 19.1% in 2019. Net sales of vehicle steering systems to the Company’s North American customers decreased by 4.7% in 2020 compared with 2019.

Gross profit in 2020 was $55.3 million compared to $63.4 million in 2019. The gross margin decreased to 13.3% from 14.7% in 2019 mainly due to a change in product mix and lower average selling prices.

Gain on other sales mainly consisted of the net amount retained from rental income, gain on disposal of intangible assets and the sales of property, plant and equipment and technical service revenue. For the year ended December 31, 2020, gain on other sales amounted to $4.3 million compared to $5.1 million in 2019. This decline was primarily due to a decrease in gain on disposal of property, plant and equipment.

Selling expenses were $14.5 million in 2020 compared to $14.3 million in 2019, mainly due to higher marketing expenditures. Selling expenses represented 3.5% of net sales in 2020 compared to 3.3% in 2019.

G&A expenses were $27.6 million compared with $20.0 million in 2019. The increase was mainly due to a one-time, non-recurring expected credit loss provision of $6.4 million reflecting all accounts and notes receivables. CAAS took the full provision in accordance with a conservative accounting practice, but will continue to spend effort on collection as the bankruptcy reorganization proceeding of Brilliance Auto is still underway. G&A expenses represented 6.6% of net sales in 2020 compared to 4.6% of net sales in 2019.

R&D expenses were $25.7 million in 2020 compared to $28.0 million in 2019. The decrease was due primarily to reduced activity from the impact of the COVID-19 earlier in the 2020, and tighter cost controls. R&D expenses represented 6.2% of net sales in 2020, compared to 6.5% of net sales in 2019.

Operating loss was $8.1 million in 2020 compared to operating income of $6.2 million in 2019. The loss was mainly due to lower sales and the one-time, non-recurring expected credit loss provision related to Brilliance Auto’s bankruptcy reorganization proceeding.

Interest expense was $1.6 million in 2020 compared with $3.0 million in 2019 as a result of decreased loans and lower interest rates.

Net financial expense was $4.9 million in 2020 compared with net financial income of $2.5 million in 2019 primarily due to an increase in foreign exchange losses because of exchange rate fluctuations.

Loss before income tax expenses and equity in earnings of affiliated companies was $12.2 million compared to income before income tax expenses and equity in earnings of affiliated companies of $7.6 million in 2019.

Net loss attributable to parent company's common shareholders was $5.0 million in 2020 compared to net income attributable to parent company's common shareholders of $10.0 million in 2019. The loss was mainly due to lower sales and a one-time, non-recurring $4.5 million expected credit loss provision with Brilliance Auto, net of minority interests. Diluted net loss per share was $0.16 in 2020 compared to diluted income per share of $0.32 in 2019.

The weighted average number of diluted common shares outstanding was 31,077,196 in 2020 compared to 31,458,926 in 2019.

Balance Sheet

As of December 31, 2020, total cash and cash equivalents, pledged cash and short-term investments were $138.2 million, total accounts receivable including notes receivable were $234.1 million, accounts payable including notes payable were $225.3 million and short-term bank and government loans were $44.2 million. Total parent company stockholders' equity was $303.2 million as of December 31, 2020, compared to $289.3 million as of December 31, 2019. During 2020, a total of 322,269 shares were repurchased for aggregate consideration of approximately $1.0 million under a repurchase program approved on August 13, 2020. Net cash flow from operating activities was $57.4 million in 2020.

Business Outlook

Management provides revenue guidance for the full year 2021 of $470 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 30, 2021 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free: +1-877-407-8031

International: +1-201-689-8031

China (toll free): + 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2021, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$97,248	$76,715
Pledged cash	30,813	29,688
Short-term investments	10,139	5,832
Accounts and notes receivable, net - unrelated parties (Allowance for credit losses of $9,853 and $2,379, respectively)	216,519	211,841
Accounts and notes receivable, net - related parties (Allowance for credit losses of $1 and nil, respectively)	17,621	21,164
Advance payments and others, net - unrelated parties (Allowance for credit losses of $58 and $73, respectively)	14,471	11,855
Advance payments and others - related parties	522	1,287
Inventories	88,325	82,931
Total current assets	475,658	441,313
Non-current assets:
Property, plant and equipment, net	141,004	140,481
Land use rights, net	10,774	10,346
Intangible assets, net	1,730	1,352
Operating lease assets	257	376
Long-term time deposits	4,688	-
Other receivables, net (Allowance for credit losses of $58 and $89, respectively)	179	307
Advance payment for property, plant and equipment - unrelated parties	3,615	6,157
Advance payment for property, plant and equipment - related parties	3,284	2,311
Long-term investments	49,766	39,642
Deferred tax assets	13,846	15,291
Other non-current assets	2,759	2,580
Total assets	$707,560	$660,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank and government loans	$44,238	$46,636
Accounts and notes payable - unrelated parties	212,522	180,175
Accounts and notes payable - related parties	12,730	6,492
Customer deposits	1,482	1,303
Accrued payroll and related costs	10,213	8,400
Accrued expenses and other payables	55,607	45,341
Accrued pension costs	3,192	3,161
Taxes payable	13,149	11,493
Operating lease liabilities - current portion	122	116
Amounts due to shareholders/directors	344	309
Advances payable (current portion)	885	353
Total current liabilities	354,484	303,779
Long-term liabilities:
Long-term government loan	-	7,167
Advances payable	3,722	3,486
Operating lease liabilities - non-current portion	149	271
Other long-term payable	1,126	4,948
Deferred tax liabilities	4,280	4,253
Long-term taxes payable	23,884	26,693

Total liabilities	387,645	350,597

Mezzanine equity:
Redeemable non-controlling interests	523	-

Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued - 32,338,302 and 32,338,302 shares at December 31, 2020 and 2019, respectively	3	3
Additional paid-in capital	64,273	64,466
Retained earnings-
Appropriated	11,303	11,265
Unappropriated	215,491	221,298
Accumulated other comprehensive income/(loss)	17,413	(3,462)
Treasury stock - 1,486,526 and 1,164,257 shares at December 31, 2020 and 2019, respectively	(5,261)	(4,261)
Total parent company stockholders’ equity	303,222	289,309
Non-controlling interests	16,170	20,250
Total stockholders’ equity	319,392	309,559
Total liabilities, mezzanine equity and stockholders’ equity	$707,560	$660,156

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income and Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2020	2019

Net product sales ($53,222 and $50,740 sold to related parties for the years ended December 31, 2020 and 2019)	$417,636	$431,427
Cost of products sold ($23,879 and $23,814 purchased from related parties for the years ended December 31, 2020 and 2019)	362,295	368,076
Gross profit	55,341	63,351
Net gain on other sales	4,320	5,067
Operating expenses:
Selling expenses	14,506	14,270
General and administrative expenses	27,581	19,976
Research and development expenses	25,723	27,986
Total operating expenses	67,810	62,232
Operating (loss)/income	(8,149)	6,186
Other income, net	2,438	1,957
Interest expense	(1,592)	(3,034)
Financial (expense)/income, net	(4,897)	2,456
(Loss)/income before income tax expenses and equity in earnings of affiliated companies	(12,200)	7,565
Less: Income taxes	2,163	586
Add: Equity in earnings of affiliated companies	4,092	1,406
Net (loss)/income	(10,271)	8,385
Net loss attributable to non-controlling interest	(5,300)	(1,577)
Accretion to redemption value of redeemable non-controlling interests	(9)	-
Net (loss)/income attributable to parent company’s common shareholders	(4,980)	9,962

Net (loss)/income attributable to parent company’s common shareholders per share -
Basic	$(0.16)	$0.32

Diluted	$(0.16)	$0.32

Weighted average number of common shares outstanding -
Basic	31,077,196	31,456,828
Diluted	31,077,196	31,458,926

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income or Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2020	2019

Net (loss)/income	(10,271)	8,385
Other comprehensive loss:
Foreign currency translation gain/(loss)	22,386	(5,736)
Comprehensive income	12,115	2,649
Comprehensive loss attributable to non-controlling interest	(3,780)	(1,997)
Comprehensive income attributable to parent company	$15,895	$4,646

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2020	2019

Common Stock
Balance at January 1, 2020 and 2019 - 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2020 and 2019 - 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$64,466	$64,466
Acquisition of the non-controlling interest in USAI	(29)	-
Acquisition of the non-controlling interest in Changchun Hualong	(76)	-
Deemed distribution to shareholders	(88)	-
Balance at December 31	$64,273	$64,466

Retained Earnings - Appropriated
Balance at January 1	$11,265	$11,104
Appropriation of retained earnings	38	161
Balance at December 31	$11,303	$11,265

Unappropriated
Balance at January 1	$221,298	$211,497
Net (loss)/income attributable to parent company	(4,971)	9,962
Accretion of redeemable non-controlling interests	(9)	-
Cumulative effect of accounting change - credit loss	(789)	-
Appropriation of retained earnings	(38)	(161)
Balance at December 31	$215,491	$221,298

Accumulated Other Comprehensive (Loss)/Income
Balance at January 1	$(3,462)	$1,855
Net foreign currency translation adjustment attributable to parent company	20,875	(5,317)
Balance at December 31	$17,413	$(3,462)

Treasury Stock
Balance at January 1, 2020 and 2019 - 1,164,257 and 711,698 shares, respectively	$(4,261)	$(2,953)
Repurchase of common stock in 2020 and 2019 - 322,269 shares and 452,559 shares, respectively	(1,000)	(1,308)
Balance at December 31, 2020 and 2019 - 1,486,526 and 1,164,257 shares, respectively	$(5,261)	$(4,261)

Total parent company stockholders’ equity	$303,222	$289,309

Non-controlling Interest
Balance at January 1	$20,250	$19,037
Net foreign currency translation adjustment attributable to non-controlling interest	1,511	(419)
Net loss attributable to non-controlling interest	(5,300)	(1,577)
Cumulative effect of accounting change - credit loss	(102)	-
Acquisition of the non-controlling interest in USAI	29	-
Acquisition of the non-controlling interest in Changchun Hualong	(5)	-
Contribution by non-controlling shareholder of Wuhu Hongrun	217	-
Contribution by non-controlling shareholder of Wuhan Hyoseong	-	3,542
Dividends declared to non-controlling interest holders of non-wholly owned subsidiaries	(430)	(333)
Balance at December 31	$16,170	$20,250

Total stockholders' equity	$319,392	$309,559

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2020	2019

Cash flows from operating activities:
Net income	$(10,271)	$8,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,057	17,852
Deferred income taxes	2,205	16
Allowance for credit losses	6,238	(441)
Equity in net earnings of affiliates	(4,092)	(1,406)
Loss/(gain) on disposal of fixed assets	129	(632)
Government subsidy reclassified from government loans	287	-
(Increase)/decrease in:
Accounts and notes receivable	7,295	21,044
Advance payments and others	1,176	4,733
Inventories	(109)	3,992
Increase/(decrease) in:
Accounts and notes payable	27,248	(22,138)
Customer deposits	93	561
Accrued payroll and related costs	1,239	1,115
Accrued expenses and other payables	7,069	(1,353)
Accrued pension costs	(166)	(96)
Taxes payable	(3,474)	(1,326)
Advances payable	502	-
Net cash provided by operating activities	57,426	30,306

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(60,055)	(19,647)
Proceeds from maturities of short-term investments	53,393	31,268
Decrease in demand loans and employee housing loans included in other receivables	165	1,504
Loan to a related party	(151)	-
Cash received from property, plant and equipment sales	1,495	1,561
Government subsidy received for purchase of property, plant and equipment	-	1,898
Cash paid to acquire property, plant and equipment and land use rights (including $2,668 and $5,238 paid to related parties for the years ended December 31, 2020 and 2019, respectively)	(15,825)	(34,409)
Cash paid to acquire intangible assets	(741)	(1,505)
Cash received from long-term investment	3,322	579
Investment under equity method	(5,360)	(6,018)
Cash prepaid for acquisition of a subsidiary	-	(2,560)
Net cash used in by investing activities	(23,757)	(27,329)

Cash flows from financing activities:
Proceeds from bank and government loans	39,813	57,101
Repayment of bank loans	(53,046)	(65,576)
Payment to broker agents for repurchase of common stock	(2,990)	(1,308)
Repayments of the borrowing for sale and leaseback transaction	(4,163)	(4,164)
Deemed distribution to shareholders	(88)	-
Acquisition of non-controlling interest	(81)	-
Dividends paid to the non-controlling interest holders of non-wholly owned subsidiaries	-	(333)
Cash received from capital contributions by non-controlling interest holder	722	3,542
Net cash used in financing activities	(19,833)	(10,738)

Cash and cash equivalents affected by foreign currency	7,822	(1,813)
Net increase/(decrease) in cash and cash equivalents	21,658	(9,574)
Cash, cash equivalents and pledged cash at beginning of year	106,403	115,977
Cash, cash equivalents and pledged cash at end of year	$128,061	$106,403

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2020	2019

Cash paid for interest	$2,751	$3,390
Cash paid for income taxes	$3,229	$4,607

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2020	2019

Property, plant and equipment recorded during the year which previously were advance payments	$11,838	$13,964
Accounts payable for acquiring property, plant and equipment	$2,024	$782
Accounts receivable in exchange for short-term investments	$223	$-
Property, plant and equipment and inventories used for investment in an associated company	$-	$492